Exhibit 99.1

FOR IMMEDIATE RELEASE

FIRST MIDWEST BANCORP, INC. ANNOUNCES
2017 FOURTH QUARTER AND FULL YEAR RESULTS
ITASCA, IL, January 29, 2018 - First Midwest Bancorp, Inc. (the "Company" or "First Midwest") (NASDAQ NGS: FMBI), the holding company of First Midwest Bank (the "Bank"), today reported results of operations and financial condition for the fourth quarter and full year of 2017. Net income for the fourth quarter of 2017 was $2.3 million, or $0.02 per share, compared to $38.2 million, or $0.37 per share, for the third quarter of 2017, and $20.7 million, or $0.25 per share, for the fourth quarter of 2016. For the full year of 2017, the Company reported net income of $98.4 million, or $0.96 per share, compared to $92.3 million, or $1.14 per share, for the year ended December 31, 2016.
Reported results for the fourth quarter and the full year of 2017 were impacted by various actions taken by the Company in light of federal income tax reform legislation, which include: the revaluation of the Company's deferred tax assets (the "DTAs"), additional investments in the Company's colleagues and communities, and certain actions related to the securities portfolio. For additional detail on these adjustments, see the "Non-GAAP Financial Information" section presented later in this release.
Earnings per share, adjusted(1) was $0.34 for the fourth quarter of 2017 compared to $0.33 for the third quarter of 2017 and $0.32 for the fourth quarter of 2016. Earnings per share, adjusted(1) was $1.35 and $1.22 for the full years ended December 31, 2017 and 2016, respectively.
FOURTH QUARTER AND FULL YEAR HIGHLIGHTS

•	Improved both earnings per share and profitability, as adjusted(1) in 2017:

◦	Increased earnings per share, adjusted(1) to $0.34 for the fourth quarter of 2017 and $1.35 for the full year of 2017, up 6% and 11%, respectively, versus a year ago.

◦
Produced returns on average tangible common equity, adjusted(1) of 12.4% for the fourth quarter of 2017 and 13.1% for the full year of 2017, improved 80 and 160 basis points, respectively, versus a year ago.

◦	Improved operating efficiency, lowering the efficiency ratio(1) to 60% for the full year of 2017, from 63% for 2016.

•	Expanded net interest income and net interest margin to $472 million and 3.87% for the full year of 2017, up 35% and 27 basis points, respectively, compared to the full year of 2016.

•	Grew fee-based revenues 7% from 2016, or 11% excluding the impact of the Durbin Amendment on the last half of 2017.

•	Strengthened capital, returning to levels last achieved prior to the Standard acquisition:

◦	Increased common equity Tier 1 capital to risk-weighted assets to 9.68%, up 29 basis points from a year ago.

◦	Expanded tangible common equity to tangible assets to 8.33%, up 28 basis points from a year ago.

•	Grew total loans 2%, annualized, and 26% from September 30, 2017 and December 31, 2016, respectively.

◦	Increased commercial and industrial lending 8%, annualized, and 25% compared to September 30, 2017 and December 31, 2016, respectively.

•	Increased average core deposits to $9.6 billion, consistent with the third quarter of 2017 and up 23% from the fourth quarter of 2016, holding the average core deposit ratio at 86%.

•	Completed the acquisition of Standard Bancshares, Inc. on January 6, 2017, adding $2.6 billion in assets.

•	Expanded total assets under management to $11 billion and wealth management fees to $41 million, both up nearly 25% from last year, driven by acquisitions including Premier Asset Management LLC.
"Performance for 2017 was strong, against a backdrop of transformative growth, higher rates and tax reform," said Michael L. Scudder, Chairman and Chief Executive Officer. "The magnitude and timing of tax legislation impacted both fourth quarter and
(1) These metrics are non-GAAP financial measures. For details on the calculation of these metrics, see the sections titled "Non-GAAP Financial Information" and "Non-GAAP Reconciliations" presented later in this release.

First Midwest Bancorp, Inc. | One Pierce Place | Suite 1500 | Itasca | Illinois | 60143

full year operating results, largely in the form of a downward revaluation of our deferred tax assets. Importantly, core performance benefited from disciplined sales success across business lines, as well as our strategic acquisitions of Standard Bank and Trust Company and Premier Asset Management. Excluding tax-related actions and costs attendant to acquired growth, earnings per share improved 6% and 11% for the quarter and full year versus a year ago. Importantly, we closed 2017 as a larger, more diverse and profitable financial institution, having replenished capital and largely navigated the regulatory costs and organizational changes attendant to growth."
Mr. Scudder concluded, "We begin 2018 with heightened optimism, ready to build on the momentum of 2017. Higher interest rates as well as the benefits of a lower corporate tax structure will generate earnings momentum and further strengthen capital. As a result, we are well positioned for continued investment in our business and communities, delivering both service excellence and greater efficiency. As we do so, our actions remain centered on helping our clients to achieve financial success, enhancing the value of our franchise, and the long-term interests of our shareholders."

IMPACT OF TAX REFORM
On December 22, 2017, the “Tax Cuts and Jobs Act” ("tax reform”) was enacted into law. This tax reform, among other things, reduces the federal corporate income tax rate from 35% to 21%, effective January 1, 2018. As a result, the Company revalued its DTAs, expanded investments in its colleagues and communities, and took certain actions related to its securities portfolio as follows:

•
Revalued its DTAs by $27 million, which was recorded as additional income tax expense in the Company’s statement of operations in the fourth quarter of 2017. Earnings for the fourth quarter of 2017 were reduced by $0.26 due to this additional income tax expense.

•	Increased its minimum pay rate to $15 for hourly colleagues, effective in 2018.

•
Paid a special bonus of up to $1,035 to nearly 85% of colleagues. The aggregate amount of these bonuses was approximately $2 million on a pre-tax basis. Earnings for the fourth quarter of 2017 were reduced by $0.01 due to this bonus.

•
Contributed approximately $2 million to the First Midwest Charitable Foundation, which supports charitable organizations in the communities the Company serves. Earnings for the fourth quarter of 2017 were reduced by $0.01 due to this charitable contribution.

•
Liquidated all of its $46 million in trust-preferred collateralized debt obligations ("CDOs") at a minimal loss of approximately $800,000 late in the fourth quarter of 2017. This action improved the Company's total capital to risk-weighted assets by approximately 20 basis points.

•
Sold $150 million of collateralized mortgage obligations and other mortgage-backed securities late in the fourth quarter of 2017 at a loss of approximately $5 million in order to invest the proceeds in higher-yielding securities with similar durations.

OPERATING PERFORMANCE
Net Interest Income and Margin Analysis
(Dollar amounts in thousands)

	Quarters Ended
	December 31, 2017			September 30, 2017			December 31, 2016
	Average Balance	Interest Earned/ Paid	Yield/ Rate (%)	Average Balance	Interest Earned/ Paid	Yield/ Rate (%)	Average Balance	Interest Earned/ Paid	Yield/ Rate (%)
Assets:
Other interest-earning assets	$203,459	$721	1.41	$237,727	$793	1.32	$177,974	$362	0.81
Securities (1)	1,890,020	10,977	2.32	1,961,382	11,586	2.36	2,016,588	11,088	2.20
Federal Home Loan Bank ("FHLB") and Federal Reserve Bank ("FRB") stock	63,520	506	3.19	67,605	312	1.85	54,093	421	3.11
Loans (1)	10,384,074	119,204	4.55	10,277,420	119,267	4.60	8,177,036	86,520	4.21
Total interest-earning assets (1)	12,541,073	131,408	4.16	12,544,134	131,958	4.18	10,425,691	98,391	3.76
Cash and due from banks	188,683			194,149			145,807
Allowance for loan losses	(99,590)			(99,249)			(89,401)
Other assets	1,488,459			1,516,732			898,011
Total assets	$14,118,625			$14,155,766			$11,380,108
Liabilities and Stockholders' Equity:
Savings deposits	$2,017,489	382	0.08	$2,040,609	391	0.08	$1,633,010	300	0.07
NOW accounts	1,992,150	690	0.14	2,039,593	809	0.16	1,715,228	313	0.07
Money market deposits	1,938,195	772	0.16	1,928,962	700	0.14	1,623,392	436	0.11
Time deposits	1,619,758	3,033	0.74	1,559,966	2,469	0.63	1,213,048	1,426	0.47
Borrowed funds	554,634	2,263	1.62	648,275	2,544	1.56	617,975	1,716	1.10
Senior and subordinated debt	195,102	3,114	6.33	194,961	3,110	6.33	259,531	4,112	6.30
Total interest-bearing liabilities	8,317,328	10,254	0.49	8,412,366	10,023	0.47	7,062,184	8,303	0.47
Demand deposits	3,611,811			3,574,012			2,803,016
Total funding sources	11,929,139			11,986,378			9,865,200
Other liabilities	309,221			313,741			244,915
Stockholders' equity - common	1,880,265			1,855,647			1,269,993
Total liabilities and stockholders' equity	$14,118,625			$14,155,766			$11,380,108
Tax-equivalent net interest income/margin (1)		121,154	3.84		121,935	3.86		90,088	3.44
Tax-equivalent adjustment		(1,823)			(2,042)			(2,064)
Net interest income (GAAP) (1)		$119,331			$119,893			$88,024
Impact of acquired loan accretion (1)		$6,240	0.20		$7,581	0.24		$2,663	0.10
Tax-equivalent net interest income/margin, adjusted (1)		$114,914	3.64		$114,354	3.62		$87,425	3.34

(1) Interest income and yields on tax-exempt securities and loans are presented on a tax-equivalent basis, assuming a federal income tax rate of 35%. The corresponding income tax impact related to tax-exempt items is recorded in income tax expense. These adjustments have no impact on net income. See the "Non-GAAP Financial Information" section presented later in this release for a discussion of this non-GAAP financial measure.
Net interest income for the fourth quarter of 2017 was consistent with the third quarter of 2017 and increased by 35.6% compared to the fourth quarter of 2016. Compared to the third quarter of 2017, net interest income was negatively impacted by lower acquired loan accretion and securities income and higher cost of time deposits, mostly offset by loan growth. The increase in net interest income compared to the fourth quarter of 2016 was driven primarily by higher interest rates, organic loan growth, and the acquisition of interest-earning assets from the Standard Bancshares, Inc. ("Standard") transaction, as well as lower senior and subordinated debt costs.
Acquired loan accretion contributed $6.2 million, $7.6 million, and $2.7 million to net interest income for the fourth quarter of 2017, the third quarter of 2017, and the fourth quarter of 2016, respectively.
Tax-equivalent net interest margin for the current quarter was 3.84%, consistent with the third quarter of 2017 and increasing by 40 basis points from the fourth quarter of 2016. Compared to the third quarter of 2017, tax-equivalent net interest margin reflected the negative impact of a 4 basis point decrease in acquired loan accretion and an increase in the cost of time deposits, partially offset by the reinvestment of proceeds from securities sales late in the third quarter of 2017 into higher-yielding securities during the fourth quarter of 2017. The increase in tax-equivalent net interest margin compared to the fourth quarter of 2016 was due to the positive impact of higher interest rates, higher acquired loan accretion, lower senior and subordinated debt balances, and the reinvestment of proceeds from securities sales during the fourth quarter of 2017.
For the fourth quarter of 2017, total average interest-earning assets were consistent with the third quarter of 2017 and rose $2.1 billion from the fourth quarter of 2016. The increase from the fourth quarter of 2016 reflected the impact of the Standard transaction and loan growth.
Average funding sources for the fourth quarter of 2017 were consistent with the third quarter of 2017 and increased $2.1 billion from the fourth quarter of 2016. Deposits acquired in the Standard transaction contributed to the increase in average funding sources compared to the fourth quarter of 2016.

Fee-based Revenues and Total Noninterest Income Analysis
(Dollar amounts in thousands)

	Quarters Ended			December 31, 2017 Percent Change From
	December 31, 2017	September 30, 2017	December 31, 2016	September 30, 2017	December 31, 2016
Service charges on deposit accounts	$12,289	$12,561	$10,315	(2.2)	19.1
Wealth management fees	10,967	10,169	8,375	7.8	30.9
Card-based fees	6,052	5,992	7,462	1.0	(18.9)
Merchant servicing fees	1,771	2,237	3,016	(20.8)	(41.3)
Mortgage banking income	2,352	2,246	3,537	4.7	(33.5)
Capital market products income	1,986	2,592	1,827	(23.4)	8.7
Other service charges, commissions, and fees	2,369	2,508	2,575	(5.5)	(8.0)
Total fee-based revenues	37,786	38,305	37,107	(1.4)	1.8
Net securities (losses) gains	(5,357)	3,197	323	(267.6)	(1,758.5)
Other income	2,476	1,846	2,281	34.1	8.5
Total noninterest income	$34,905	$43,348	$39,711	(19.5)	(12.1)
Total fee-based revenues of $37.8 million for the fourth quarter of 2017 were consistent with the third quarter of 2017 and the same period in 2016. Compared to the third quarter of 2017, the rise in wealth management fees as a result of continued sales of fiduciary and investment advisory services to new and existing customers were offset by decreases in service charges on deposit accounts and lower sales of capital market products to commercial clients.
Compared to the fourth quarter of 2016, organic growth and services provided to customers acquired in the Standard and Premier Asset Management LLC ("Premier") transactions contributed to the increases in service charges on deposit accounts and wealth management fees. The decrease in card-based fees compared to the fourth quarter of 2016 resulted from the reduction in interchange revenue as the impact of the Durbin Amendment of the Dodd-Frank Act became effective in the third quarter of 2017. This reduction was partially offset by higher transaction volumes and services provided to customers acquired in the Standard transaction.
The decline in merchant servicing fees compared to both prior periods reflected lower customer volumes, substantially offset by the decline in merchant card expense included in noninterest expense for each period presented.
Mortgage banking income for the fourth quarter of 2017 resulted from sales of $66.5 million of 1-4 family mortgage loans in the secondary market, compared to $72.1 million in the third quarter of 2017 and $85.3 million in the fourth quarter of 2016. In addition, mortgage banking income for the fourth quarter of 2016 was positively impacted by changes in the fair value of mortgage servicing rights, which fluctuate from quarter to quarter.
Net securities losses of $5.4 million were recognized during the fourth quarter of 2017 in connection with certain actions taken in light of tax reform. Net securities gains of $3.2 million were recognized during the third quarter of 2017 as a result of the opportunistic repositioning of the securities portfolio.
Other income for the fourth quarter of 2017 was positively impacted by benefit settlements on bank-owned life insurance ("BOLI").

Noninterest Expense Analysis
(Dollar amounts in thousands)

	Quarters Ended			December 31, 2017 Percent Change From
	December 31, 2017	September 30, 2017	December 31, 2016	September 30, 2017	December 31, 2016
Salaries and employee benefits:
Salaries and wages	$48,204	$45,219	$39,257	6.6	22.8
Retirement and other employee benefits	10,204	10,419	8,160	(2.1)	25.0
Total salaries and employee benefits	58,408	55,638	47,417	5.0	23.2
Net occupancy and equipment expense	12,826	12,115	10,774	5.9	19.0
Professional services	7,616	8,498	7,138	(10.4)	6.7
Technology and related costs	4,645	4,505	3,514	3.1	32.2
Merchant card expense	1,423	1,737	2,603	(18.1)	(45.3)
Advertising and promotions	4,083	1,852	2,330	120.5	75.2
Cardholder expenses	1,915	1,962	1,426	(2.4)	34.3
Net other real estate owned ("OREO") expense	695	657	925	5.8	(24.9)
Other expenses	10,715	9,842	8,050	8.9	33.1
Acquisition and integration related expenses	—	384	7,542	(100.0)	(100.0)
Lease cancellation fee	—	—	950	—	(100.0)
Total noninterest expense	$102,326	$97,190	$92,669	5.3	10.4
Total noninterest expense for the fourth quarter of 2017 increased by 5.3% and 10.4% compared to the third quarter of 2017 and the fourth quarter of 2016, respectively. Compared to both prior periods, the increase in salaries and wages and advertising and promotions expense were impacted by the special bonus and charitable contribution in connection with tax reform. In addition, prior periods were impacted by acquisition and integration related expenses related to the acquisitions of Standard and Premier as well as a lease cancellation fee recognized as a result of the Company's planned 2018 corporate headquarters relocation. Excluding these items, total noninterest expense increased to $98.8 million, up 2.1% and 17.4% compared to the third quarter of 2017 and fourth quarter of 2016, respectively.
The decline in merchant card expense compared to both prior periods is in-line with the decrease in merchant servicing fees included in noninterest income.
The increase in net occupancy and equipment expense compared to the third quarter of 2017 was driven primarily by higher computer processing and software maintenance costs. Professional services decreased compared to the same period as a result of lower loan remediation costs. In addition to the charitable contribution noted above, advertising and promotions expense was higher due to the timing of certain advertising costs.
Compared to the fourth quarter of 2016, the increase in total noninterest expense resulted from operating costs associated with the Standard and Premier transactions, which impacted most expense categories. In addition, compensation costs associated with merit increases and investments in additional talent to support growth contributed to the rise in salaries and employee benefits.
INCOME TAXES
The Company's effective tax rate for the fourth quarter of 2017 was 94.7%, compared to 31.7% for the third quarter of 2017, and 30.4% for the fourth quarter of 2016. Excluding the downward revaluation of DTAs by $26.6 million in the fourth quarter of 2017 due to federal income tax reform as well as a $2.8 million benefit in the third quarter of 2017 due to changes in Illinois income tax rates, the effective tax rates for the fourth and third quarters of 2017 were 34.1% and 36.7%, respectively.

LOAN PORTFOLIO AND ASSET QUALITY
Loan Portfolio Composition
(Dollar amounts in thousands)

	As of			December 31, 2017 Percent Change From
	December 31, 2017	September 30, 2017	December 31, 2016	September 30, 2017	December 31, 2016
Commercial and industrial	$3,529,914	$3,462,612	$2,827,658	1.9	24.8
Agricultural	430,886	437,721	389,496	(1.6)	10.6
Commercial real estate:
Office, retail, and industrial	1,979,820	1,960,367	1,581,967	1.0	25.1
Multi-family	675,463	711,101	614,052	(5.0)	10.0
Construction	539,820	545,666	451,540	(1.1)	19.6
Other commercial real estate	1,358,515	1,391,241	979,528	(2.4)	38.7
Total commercial real estate	4,553,618	4,608,375	3,627,087	(1.2)	25.5
Total corporate loans	8,514,418	8,508,708	6,844,241	0.1	24.4
Home equity	827,055	847,209	747,983	(2.4)	10.6
1-4 family mortgages	774,357	711,607	423,922	8.8	82.7
Installment	321,982	322,768	237,999	(0.2)	35.3
Total consumer loans	1,923,394	1,881,584	1,409,904	2.2	36.4
Total loans	$10,437,812	$10,390,292	$8,254,145	0.5	26.5

Total loans of $10.4 billion grew by 1.8% on an annualized basis from September 30, 2017, and 26.5% from December 31, 2016. Excluding loans related to the Standard transaction, total loans grew by 6.5% from December 31, 2016. Compared to both prior periods, growth in commercial and industrial loans, primarily within our sector-based lending businesses, drove the increase in total corporate loans. The addition of consumer loans also contributed to the increase in total loans compared to both prior periods. The declines in multi-family and other commercial real estate loans compared to September 30, 2017 were driven primarily by the decision of certain customers to opportunistically sell their investment real estate properties, as well as expected payoffs.

Asset Quality
(Dollar amounts in thousands)

	As of			December 31, 2017 Percent Change From
	December 31, 2017	September 30, 2017	December 31, 2016	September 30, 2017	December 31, 2016
Asset quality
Non-accrual loans	$66,924	$65,176	$59,289	2.7	12.9
90 days or more past due loans, still accruing interest (1)	3,555	2,839	5,009	25.2	(29.0)
Total non-performing loans	70,479	68,015	64,298	3.6	9.6
Accruing troubled debt restructurings ("TDRs")	1,796	1,813	2,291	(0.9)	(21.6)
OREO	20,851	19,873	26,083	4.9	(20.1)
Total non-performing assets	$93,126	$89,701	$92,672	3.8	0.5
30-89 days past due loans (1)	$39,725	$28,868	$21,043

Non-accrual loans to total loans	0.64%	0.63%	0.72%
Non-performing loans to total loans	0.68%	0.65%	0.78%
Non-performing assets to total loans plus OREO	0.89%	0.86%	1.12%
Allowance for Credit Losses
Allowance for loan losses	$95,729	$94,814	$86,083
Reserve for unfunded commitments	1,000	1,000	1,000
Total allowance for credit losses	$96,729	$95,814	$87,083
Allowance for credit losses to total loans (2)	0.93%	0.92%	1.06%
Allowance for credit losses to loans, excluding acquired loans	1.07%	1.09%	1.11%
Allowance for credit losses to non-accrual loans	144.54%	147.01%	146.88%
(1) Purchased credit impaired loans with an accretable yield are considered current and are not included in past due loan totals.
(2) This ratio includes acquired loans that are recorded at fair value through an acquisition adjustment, which incorporates credit risk as of the acquisition date with no allowance for credit losses being established at that time. As the acquisition adjustment is accreted into income over future periods, an allowance for credit losses on acquired loans is established as necessary to reflect credit deterioration.
Overall, asset quality was consistent with the prior quarter and improved from a year ago. Total non-performing assets represented 0.89% of total loans plus OREO at December 31, 2017, compared to 0.86% at September 30, 2017 and 1.12% at December 31, 2016.
The allowance for credit losses to total loans was 0.93% at December 31, 2017, down from 1.06% at December 31, 2016 driven primarily by loans acquired in the Standard transaction. The slight increase from September 30, 2017 was due to renewal and payment activity on acquired loans.

Charge-Off Data
(Dollar amounts in thousands)

	Quarters Ended			Years Ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net Loan Charge-offs (1):
Commercial and industrial	$5,635	$8,237	$3,540	$17,487	$7,531
Agricultural	(102)	—	—	1,248	—
Office, retail, and industrial	(78)	(1,811)	165	(2,745)	4,370
Multi-family	(3)	(2)	17	(39)	210
Construction	(12)	(25)	(12)	(232)	78
Other commercial real estate	(5)	(19)	(111)	511	2,408
Consumer	1,674	1,286	933	5,414	3,933
Total net loan charge-offs	$7,109	$7,666	$4,532	$21,644	$18,530
Total recoveries included above	$2,011	$2,900	$1,489	$9,179	$4,763

Net loan charge-offs to average loans (2)	0.27%	0.30%	0.22%	0.21%	0.24%
(1) Amounts represent charge-offs, net of recoveries.
(2) Annualized based on the actual number of days for each period presented.
Net loan charge-offs to average loans, annualized, were 0.27% for the fourth quarter of 2017, down from 0.30% for the third quarter of 2017 and up from 0.22% for the fourth quarter of 2016.
DEPOSIT PORTFOLIO
Deposit Composition
(Dollar amounts in thousands)

	Average for Quarters Ended			December 31, 2017 Percent Change From
	December 31, 2017	September 30, 2017	December 31, 2016	September 30, 2017	December 31, 2016
Demand deposits	$3,611,811	$3,574,012	$2,803,016	1.1	28.9
Savings deposits	2,017,489	2,040,609	1,633,010	(1.1)	23.5
NOW accounts	1,992,150	2,039,593	1,715,228	(2.3)	16.1
Money market accounts	1,938,195	1,928,962	1,623,392	0.5	19.4
Core deposits	9,559,645	9,583,176	7,774,646	(0.2)	23.0
Time deposits	1,619,758	1,559,966	1,213,048	3.8	33.5
Total deposits	$11,179,403	$11,143,142	$8,987,694	0.3	24.4

Average core deposits were $9.6 billion for the fourth quarter of 2017, consistent with the third quarter of 2017 and up 23.0% from the fourth quarter of 2016. The rise in average core deposits compared to the fourth quarter of 2016 was driven primarily by deposits assumed in the Standard transaction, which contributed $1.6 billion to average core deposits in the fourth quarter of 2017, as well as organic growth.

CAPITAL MANAGEMENT

Capital Ratios

	As of
	December 31, 2017	September 30, 2017	December 31, 2016
Company regulatory capital ratios :
Total capital to risk-weighted assets	12.15%	11.79%	12.23%
Tier 1 capital to risk-weighted assets	10.10%	9.83%	9.90%
Common equity Tier 1 ("CET1") to risk-weighted assets	9.68%	9.42%	9.39%
Tier 1 capital to average assets	8.99%	9.04%	8.99%
Company tangible common equity ratios (1)(2):
Tangible common equity to tangible assets	8.33%	8.25%	8.05%
Tangible common equity, excluding accumulated other comprehensive income ("AOCI"), to tangible assets	8.58%	8.53%	8.42%
Tangible common equity to risk-weighted assets	9.31%	9.02%	8.88%

(1) These ratios are not subject to formal Federal Reserve regulatory guidance.
(2) Tangible common equity ("TCE") represents common stockholders' equity less goodwill and identifiable intangible assets. For details of the calculation of these ratios, see the sections titled, "Non-GAAP Financial Information" and "Non-GAAP Reconciliations" presented later in this release.
Overall, the Company's regulatory capital ratios returned to levels last achieved prior to the Standard acquisition. The increase in ratios compared to September 30, 2017 was primarily driven by certain actions taken by management to sell all of its $46 million in CDOs, which received significantly higher risk-weightings for regulatory capital ratio calculation purposes.
The Board of Directors approved a quarterly cash dividend of $0.10 per common share during the fourth quarter of 2017, which is consistent with the third quarter of 2017 and will represent the 140th consecutive cash dividend paid by the Company since its inception in 1983. The dividend increased 11% from $0.09 to $0.10 per common share during the second quarter of 2017.

Conference Call
A conference call to discuss the Company's results, outlook, and related matters will be held on Tuesday, January 30, 2018 at 11:00 A.M. (ET). Members of the public who would like to listen to the conference call should dial (877) 507-0639 (U.S. domestic) or (412) 317-6003 (International) and ask for the First Midwest Bancorp, Inc. Earnings Conference Call. The number should be dialed 10 to 15 minutes prior to the start of the conference call. There is no charge to access the call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the Company's website, www.firstmidwest.com/investorrelations. For those unable to listen to the live broadcast, a replay will be available on the Company's website or by dialing (877) 344-7529 (U.S. domestic) or (412) 317-0088 (International) conference I.D. 10115697 beginning one hour after completion of the live call until 9:00 A.M. (ET) on February 13, 2018. Please direct any questions regarding obtaining access to the conference call to First Midwest Bancorp, Inc. Investor Relations, via e-mail, at investor.relations@firstmidwest.com.
Press Release and Additional Information Available on Website
This press release, the accompanying unaudited Selected Financial Information, and the presentation materials to be discussed during the conference call are available through the "Investor Relations" section of First Midwest's website at www.firstmidwest.com/investorrelations.
Forward-Looking Statements
This press release may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by the use of words such as "may," "might," "will," "would," "should," "could," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "probable," "potential," "possible," "target," "continue," "look forward," or "assume" and words of similar import. Forward-looking statements are not historical facts but instead express only management's beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management's control. It is possible that actual results and events may differ, possibly materially, from the anticipated results or events indicated in these forward-looking statements. Forward-looking statements are not guarantees of future performance, and First Midwest cautions you not to place undue reliance on these statements. Forward-looking statements are made only as of the date of this press release, and First Midwest undertakes no obligation to update any forward-looking statements contained in this press release to reflect new information or events or conditions after the date hereof.
Forward-looking statements may be deemed to include, among other things, statements relating to our future financial performance, including the related outlook for 2018, the performance of our loan or securities portfolio, the expected amount of future credit reserves or charge-offs, corporate strategies or objectives, including the impact of certain actions and initiatives, anticipated trends in our business, regulatory developments, the impact of federal income tax reform legislation, acquisition transactions, including estimated synergies, cost savings and financial benefits of consummated transactions, and growth strategies, including possible future acquisitions. These statements are subject to certain risks, uncertainties and assumptions. For a discussion of these risks, uncertainties and assumptions, you should refer to the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2016, as well as our subsequent filings made with the Securities and Exchange Commission. However, these risks and uncertainties are not exhaustive. Other sections of such reports describe additional factors that could adversely impact our business and financial performance.
Non-GAAP Financial Information
The Company's accounting and reporting policies conform to U.S. generally accepted accounting principles ("GAAP") and general practices within the banking industry. As a supplement to GAAP, the Company provides non-GAAP performance results, which the Company believes are useful because they assist investors in assessing the Company's operating performance. These non-GAAP financial measures include earnings per share ("EPS"), adjusted, the efficiency ratio, return on average assets, adjusted, tax-equivalent net interest income (including its individual components), tax-equivalent net interest margin, tax-equivalent net interest margin, adjusted, effective income tax rate, excluding revaluations of DTAs, tangible common equity to tangible assets, tangible common equity, excluding AOCI, to tangible assets, tangible common equity to risk-weighted assets, return on average tangible common equity, and return on average tangible common equity, adjusted.
The Company presents EPS, the efficiency ratio, return on average assets, and return on average tangible common equity, all adjusted for certain significant transactions. These transaction include the revaluation of DTAs (fourth and third quarters of 2017), certain actions resulting in securities losses and gains (fourth and third quarters of 2017), a special bonus to colleagues (fourth quarter of 2017), a charitable contribution to the First Midwest Charitable Foundation (fourth quarter of 2017), acquisition and integration related expenses associated with completed and pending acquisitions (all periods presented, excluding the fourth quarter of 2017), a lease cancellation fee recognized as a result of the Company's planned 2018 corporate headquarters relocation (fourth quarter of 2016), and a net gain on a sale-leaseback transaction (third quarter of 2016). Management believes excluding these transactions from EPS, the efficiency ratio, return on average assets, and return on average tangible common equity is useful in as sessing the Company's underlying operational performance since these transactions do not pertain to its core business operations and their exclusion facilitates better comparability between periods. Management believes that excluding acquisition and integration related expenses from these metrics is useful to the Company, as well as analysts and investors, since these expenses can vary significantly based on the size, type, and structure of each acquisition. Additionally, management believes excluding these transactions from these metrics enhances comparability for peer comparison purposes.
The tax-equivalent adjustment to net interest income and net interest margin recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is standard practice in the banking industry to present net interest income and net interest margin on a fully tax-equivalent basis and that it enhances comparability for peer comparison purposes. In addition, management believes that presenting tax-equivalent net interest margin, excluding the impact of acquired loan accretion, enhances comparability for peer comparison purposes and is useful to the Company, as well as analysts and investors, since acquired loan accretion income may fluctuate based on the size of each acquisition, as well as from period to period.
In management's view, tangible common equity measures are capital adequacy metrics meaningful to the Company, as well as analysts and investors, in assessing the Company's use of equity and in facilitating comparisons with peers. These non-GAAP measures are valuable indicators of a financial institution's capital strength since they eliminate intangible assets from stockholders' equity and retain the effect of accumulated other comprehensive loss in stockholders' equity.
Although intended to enhance investors' understanding of the Company's business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. See the previously provided tables and the following reconciliations in the "Non-GAAP Reconciliations" section for details on the calculation of these measures to the extent presented herein.
About the Company
First Midwest is a relationship-focused financial institution and one of the largest independent publicly-traded bank holding companies based on assets headquartered in the Midwest, with over $14 billion in assets and approximately $11 billion in trust assets under management. First Midwest's principal subsidiary, First Midwest Bank, and other affiliates provide a full range of commercial, treasury management, equipment leasing, retail, wealth management, trust and private banking products and services through over 130 locations in metropolitan Chicago, northwest Indiana, central and western Illinois, and eastern Iowa. First Midwest's common stock is traded on the NASDAQ Stock Market under the symbol FMBI. First Midwest's website is www.firstmidwest.com.
Contact Information

Investors:	Patrick S. Barrett EVP, Chief Financial Officer (630) 875-7273 pat.barrett@firstmidwest.com	Media:	James M. Roolf SVP and Corporate Relations Officer (630) 875-7533 jim.roolf@firstmidwest.com

Accompanying Unaudited Selected Financial Information

Consolidated Statements of Financial Condition (Unaudited) (Dollar amounts in thousands)

	As of
	December 31,	September 30,	June 30,	March 31,	December 31,
	2017	2017	2017	2017	2016
Period-End Balance Sheet
Assets
Cash and due from banks	$192,800	$174,147	$181,171	$174,268	$155,055
Interest-bearing deposits in other banks	153,770	252,753	103,181	74,892	107,093
Trading securities, at fair value	20,447	20,425	19,545	19,130	17,920
Securities available-for-sale, at fair value	1,884,209	1,732,984	1,908,248	1,937,124	1,919,450
Securities held-to-maturity, at amortized cost	13,760	14,638	17,353	17,742	22,291
FHLB and FRB stock	69,708	69,708	66,333	46,306	59,131
Loans:
Commercial and industrial	3,529,914	3,462,612	3,410,748	3,370,780	2,827,658
Agricultural	430,886	437,721	433,424	422,784	389,496
Commercial real estate:
Office, retail, and industrial	1,979,820	1,960,367	1,983,802	1,988,979	1,581,967
Multi-family	675,463	711,101	681,032	671,710	614,052
Construction	539,820	545,666	543,892	568,460	451,540
Other commercial real estate	1,358,515	1,391,241	1,383,937	1,357,781	979,528
Home equity	827,055	847,209	865,656	880,667	747,983
1-4 family mortgages	774,357	711,607	614,818	540,148	423,922
Installment	321,982	322,768	314,850	253,061	237,999
Total loans	10,437,812	10,390,292	10,232,159	10,054,370	8,254,145
Allowance for loan losses	(95,729)	(94,814)	(92,371)	(88,163)	(86,083)
Net loans	10,342,083	10,295,478	10,139,788	9,966,207	8,168,062
OREO	20,851	19,873	26,493	29,140	26,083
Premises, furniture, and equipment, net	123,316	131,295	135,745	140,653	82,577
Investment in BOLI	279,900	279,639	278,353	276,960	219,746
Goodwill and other intangible assets	754,757	750,436	752,413	754,621	366,876
Accrued interest receivable and other assets	221,451	525,766	340,517	336,428	278,271
Total assets	$14,077,052	$14,267,142	$13,969,140	$13,773,471	$11,422,555
Liabilities and Stockholders' Equity
Noninterest-bearing deposits	$3,576,190	$3,580,922	$3,525,905	$3,492,987	$2,766,748
Interest-bearing deposits	7,477,135	7,627,575	7,473,815	7,463,554	6,061,855
Total deposits	11,053,325	11,208,497	10,999,720	10,956,541	8,828,603
Borrowed funds	714,884	700,536	639,333	547,923	879,008
Senior and subordinated debt	195,170	195,028	194,886	194,745	194,603
Accrued interest payable and other liabilities	248,799	297,951	298,358	269,529	263,261
Stockholders' equity	1,864,874	1,865,130	1,836,843	1,804,733	1,257,080
Total liabilities and stockholders' equity	$14,077,052	$14,267,142	$13,969,140	$13,773,471	$11,422,555
Stockholders' equity, excluding AOCI	$1,897,910	$1,903,166	$1,873,410	$1,844,997	$1,297,990
Stockholders' equity, common	1,864,874	1,865,130	1,836,843	1,804,733	1,257,080

Condensed Consolidated Statements of Income (Unaudited) (Dollar amounts in thousands)

	Quarters Ended					Years Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2017	2017	2017	2017	2016	2017	2016
Income Statement
Interest income	$129,585	$129,916	$126,516	$123,699	$96,328	$509,716	$378,332
Interest expense	10,254	10,023	8,933	8,502	8,304	37,712	28,641
Net interest income	119,331	119,893	117,583	115,197	88,024	472,004	349,691
Provision for loan losses	8,024	10,109	8,239	4,918	5,307	31,290	30,983
Net interest income after provision for loan losses	111,307	109,784	109,344	110,279	82,717	440,714	318,708
Noninterest Income
Service charges on deposit accounts	12,289	12,561	12,153	11,365	10,315	48,368	40,665
Wealth management fees	10,967	10,169	10,525	9,660	8,375	41,321	33,071
Card-based fees	6,052	5,992	8,832	8,116	7,462	28,992	29,104
Merchant servicing fees	1,771	2,237	3,197	3,135	3,016	10,340	12,533
Mortgage banking income	2,352	2,246	1,645	1,888	3,537	8,131	10,162
Capital market products income	1,986	2,592	2,217	1,376	1,827	8,171	10,024
Other service charges, commissions, and fees	2,369	2,508	2,659	2,307	2,575	9,843	9,542
Total fee-based revenues	37,786	38,305	41,228	37,847	37,107	155,166	145,101
Net securities (losses) gains	(5,357)	3,197	284	—	323	(1,876)	1,420
Net gain on sale-leaseback transaction	—	—	—	—	—	—	5,509
Other income	2,476	1,846	3,433	2,104	2,281	9,859	7,282
Total noninterest income	34,905	43,348	44,945	39,951	39,711	163,149	159,312
Noninterest Expense
Salaries and employee benefits:
Salaries and wages	48,204	45,219	44,194	44,890	39,257	182,507	151,341
Retirement and other employee benefits	10,204	10,419	10,381	10,882	8,160	41,886	33,309
Total salaries and employee benefits	58,408	55,638	54,575	55,772	47,417	224,393	184,650
Net occupancy and equipment expense	12,826	12,115	12,485	12,325	10,774	49,751	41,154
Professional services	7,616	8,498	9,112	8,463	7,138	33,689	25,122
Technology and related costs	4,645	4,505	4,485	4,433	3,514	18,068	14,765
Merchant card expense	1,423	1,737	2,632	2,585	2,603	8,377	10,782
Advertising and promotions	4,083	1,852	1,693	1,066	2,330	8,694	7,787
Cardholder expenses	1,915	1,962	1,682	1,764	1,426	7,323	5,812
Net OREO expense	695	657	1,631	1,700	925	4,683	3,024
Other expenses	10,715	9,842	10,282	9,969	8,050	40,808	31,102
Acquisition and integration related expenses	—	384	1,174	18,565	7,542	20,123	14,352
Lease cancellation fee	—	—	—	—	950	—	950
Total noninterest expense	102,326	97,190	99,751	116,642	92,669	415,909	339,500
Income before income tax expense	43,886	55,942	54,538	33,588	29,759	187,954	138,520
Income tax expense	41,539	17,707	19,588	10,733	9,041	89,567	46,171
Net income	$2,347	$38,235	$34,950	$22,855	$20,718	$98,387	$92,349
Net income applicable to common shares	$2,341	$37,895	$34,614	$22,621	$20,501	$97,471	$91,306
Net income applicable to common shares, adjusted (1)	$34,131	$33,390	$35,318	$33,760	$25,596	$136,599	$97,182
Footnotes to Condensed Consolidated Statements of Income

(1)
Adjustments to net income for the fourth and third quarters of 2017 include revaluation of DTAs related to federal income tax reform and changes in Illinois income tax rates, a special colleague bonus, a charitable contribution, and certain actions related to the securities portfolio. In addition, net income for certain periods was adjusted for acquisition and integration related expenses associated with completed and pending acquisitions, a lease cancellation fee recognized as a result of the Company's planned 2018 corporate headquarters relocation, and a net gain on a sale-leaseback transaction. For additional discussion of adjustments, see the "Non-GAAP Financial Information" section.

Selected Financial Information (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended					Years Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2017	2017	2017	2017	2016	2017	2016
Earnings Per Share
Basic EPS (1)	$0.02	$0.37	$0.34	$0.23	$0.25	$0.96	$1.14
Diluted EPS (1)	$0.02	$0.37	$0.34	$0.23	$0.25	$0.96	$1.14
Diluted EPS, adjusted (1)(7)	$0.34	$0.33	$0.35	$0.34	$0.32	$1.35	$1.22
Common Stock and Related Per Common Share Data
Book value	$18.16	$18.16	$17.88	$17.56	$15.46	$18.16	$15.46
Tangible book value	$10.81	$10.85	$10.55	$10.22	$10.95	$10.81	$10.95
Dividends declared per share	$0.10	$0.10	$0.10	$0.09	$0.09	$0.39	$0.36
Closing price at period end	$24.01	$23.42	$23.31	$23.68	$25.23	$24.01	$25.23
Closing price to book value	1.3	1.3	1.3	1.3	1.6	1.3	1.6
Period end shares outstanding	102,717	102,722	102,741	102,757	81,325	102,717	81,325
Period end treasury shares	9,634	9,626	9,604	9,586	9,959	9,634	9,959
Common dividends	$10,278	$10,411	$10,256	$9,126	$7,315	$40,071	$29,191
Key Ratios/Data
Return on average common equity (1)(2)	0.49%	8.10%	7.58%	5.20%	6.42%	5.32%	7.38%
Return on average tangible common equity (1)(2)	1.20%	14.02%	13.37%	9.53%	9.35%	9.44%	10.77%
Return on average tangible common equity, adjusted (1)(2)(7)	12.35%	12.41%	13.64%	13.99%	11.60%	13.06%	11.45%
Return on average assets (2)	0.07%	1.07%	1.00%	0.68%	0.72%	0.70%	0.84%
Return on average assets, adjusted (1)(2)(7)	0.96%	0.95%	1.02%	1.01%	0.90%	0.98%	0.90%
Loans to deposits	94.43%	92.70%	93.02%	91.77%	93.49%	94.43%	93.49%
Efficiency ratio (1)	60.32%	58.97%	58.67%	60.98%	63.98%	59.73%	62.59%
Net interest margin (3)	3.84%	3.86%	3.88%	3.89%	3.44%	3.87%	3.60%
Yield on average interest-earning assets (3)	4.16%	4.18%	4.17%	4.17%	3.76%	4.17%	3.89%
Cost of funds (4)	0.34%	0.33%	0.30%	0.30%	0.33%	0.32%	0.30%
Net noninterest expense to average assets	1.74%	1.60%	1.58%	2.27%	1.86%	1.79%	1.71%
Effective income tax rate	94.65%	31.65%	35.92%	31.95%	30.38%	47.65%	33.33%
Effective income tax rate, excluding revaluations of DTAs (5)	34.14%	36.74%	35.92%	31.95%	30.38%	35.04%	33.33%
Capital Ratios
Total capital to risk-weighted assets (1)	12.15%	11.79%	11.69%	11.48%	12.23%	12.15%	12.23%
Tier 1 capital to risk-weighted assets (1)	10.10%	9.83%	9.71%	9.53%	9.90%	10.10%	9.90%
CET1 to risk-weighted assets (1)	9.68%	9.42%	9.30%	9.11%	9.39%	9.68%	9.39%
Tier 1 capital to average assets (1)	8.99%	9.04%	8.93%	8.89%	8.99%	8.99%	8.99%
Tangible common equity to tangible assets (1)	8.33%	8.25%	8.20%	8.07%	8.05%	8.33%	8.05%
Tangible common equity, excluding AOCI, to tangible assets (1)	8.58%	8.53%	8.48%	8.38%	8.42%	8.58%	8.42%
Tangible common equity to risk- weighted assets (1)	9.31%	9.02%	8.90%	8.68%	8.88%	9.31%	8.88%
Note: Selected Financial Information footnotes are located at the end of this section.

Selected Financial Information (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended					Years Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2017	2017	2017	2017	2016	2017	2016
Asset Quality Performance Data
Non-performing assets
Commercial and industrial	$40,580	$41,504	$51,400	$21,514	$29,938	$40,580	$29,938
Agricultural	219	380	387	1,283	181	219	181
Commercial real estate:
Office, retail, and industrial	11,560	12,221	15,031	19,505	17,277	11,560	17,277
Multi-family	377	153	158	163	311	377	311
Construction	209	146	197	198	286	209	286
Other commercial real estate	3,621	2,239	3,736	3,858	2,892	3,621	2,892
Consumer	10,358	8,533	8,287	7,773	8,404	10,358	8,404
Total non-accrual loans	66,924	65,176	79,196	54,294	59,289	66,924	59,289
90 days or more past due loans, still accruing interest	3,555	2,839	2,059	2,633	5,009	3,555	5,009
Total non-performing loans	70,479	68,015	81,255	56,927	64,298	70,479	64,298
Accruing TDRs	1,796	1,813	2,029	2,112	2,291	1,796	2,291
OREO	20,851	19,873	26,493	29,140	26,083	20,851	26,083
Total non-performing assets	$93,126	$89,701	$109,777	$88,179	$92,672	$93,126	$92,672
30-89 days past due loans	$39,725	$28,868	$19,081	$23,641	$21,043	$39,725	$21,043
Allowance for credit losses
Allowance for loan losses	$95,729	$94,814	$92,371	$88,163	$86,083	$95,729	$86,083
Reserve for unfunded commitments	1,000	1,000	1,000	1,000	1,000	1,000	1,000
Total allowance for credit losses	$96,729	$95,814	$93,371	$89,163	$87,083	$96,729	$87,083
Provision for loan losses	$8,024	$10,109	$8,239	$4,918	$5,307	$31,290	$30,983
Net charge-offs by category
Commercial and industrial	$5,635	$8,237	$1,721	$1,894	$3,540	$17,487	$7,531
Agricultural	(102)	—	836	514	—	1,248	—
Commercial real estate:
Office, retail, and industrial	(78)	(1,811)	(8)	(848)	165	(2,745)	4,370
Multi-family	(3)	(2)	(6)	(28)	17	(39)	210
Construction	(12)	(25)	27	(222)	(12)	(232)	78
Other commercial real estate	(5)	(19)	228	307	(111)	511	2,408
Consumer	1,674	1,286	1,233	1,221	933	5,414	3,933
Total net charge-offs	7,109	7,666	4,031	2,838	4,532	21,644	18,530
Total recoveries included above	$2,011	$2,900	$828	$3,440	$1,489	$9,179	$4,763
Note: Selected Financial Information footnotes are located at the end of this section.

Selected Financial Information (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2017	2017	2017	2017	2016
Asset Quality ratios
Non-accrual loans to total loans	0.64%	0.63%	0.77%	0.54%	0.72%
Non-performing loans to total loans	0.68%	0.65%	0.79%	0.57%	0.78%
Non-performing assets to total loans plus OREO	0.89%	0.86%	1.07%	0.87%	1.12%
Non-performing assets to tangible common equity plus allowance for credit losses	7.72%	7.41%	9.32%	7.74%	9.48%
Non-accrual loans to total assets	0.48%	0.46%	0.57%	0.39%	0.52%
Allowance for credit losses and net charge-off ratios
Allowance for credit losses to total loans (6)	0.93%	0.92%	0.91%	0.89%	1.06%
Allowance for credit losses to loans, excluding acquired loans	1.07%	1.09%	1.10%	1.11%	1.11%
Allowance for credit losses to non-accrual loans	144.54%	147.01%	117.90%	164.22%	146.88%
Allowance for credit losses to non-performing loans	137.25%	140.87%	114.91%	156.63%	135.44%
Net charge-offs to average loans (2)	0.27%	0.30%	0.16%	0.12%	0.22%
Footnotes to Selected Financial Information

(1)	See the "Non-GAAP Reconciliations" section for the detailed calculation.

(2)	Annualized based on the actual number of days for each period presented.

(3)	Presented on a tax-equivalent basis, assuming a federal income tax rate of 35%.

(4)	Cost of funds expresses total interest expense as a percentage of average total funding sources.

(5)	This measure excludes the impact of revaluations of DTAs related to federal tax reform and changes in Illinois income tax rates for the fourth and third quarters of 2017.

(6)
This ratio includes acquired loans that are recorded at fair value through an acquisition adjustment, which incorporates credit risk as of the acquisition date with no allowance for credit losses being established at that time. As the acquisition adjustment is accreted into income over future periods, an allowance for credit losses is established on acquired loans as necessary to reflect credit deterioration.

(7)
Adjustments to net income for the fourth and third quarters of 2017 include revaluation of DTAs related to federal income tax reform and changes in Illinois income tax rates, a special colleague bonus, a charitable contribution, and certain actions related to the securities portfolio. In addition, net income for certain periods was adjusted for acquisition and integration related expenses associated with completed and pending acquisitions, a lease cancellation fee recognized as a result of the Company's planned 2018 corporate headquarters relocation, and a net gain on a sale-leaseback transaction. For additional discussion of adjustments, see the "Non-GAAP Financial Information" section.

Non-GAAP Reconciliations (Unaudited) (Amounts in thousands, except per share data)

	Quarters Ended					Years Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2017	2017	2017	2017	2016	2017	2016
Earnings Per Share
Net income	$2,347	$38,235	$34,950	$22,855	$20,718	$98,387	$92,349
Net income applicable to non- vested restricted shares	(6)	(340)	(336)	(234)	(217)	(916)	(1,043)
Net income applicable to common shares	2,341	37,895	34,614	22,621	20,501	97,471	91,306
Adjustments to net income:
DTA revaluation	26,555	(2,846)	—	—	—	23,709	—
Losses (gains) from securities portfolio repositioning	5,357	(3,197)	—	—	—	2,160	—
Tax effect of losses (gains) from securities portfolio repositioning	(2,196)	1,311	—	—	—	(885)	—
Special bonus	1,915	—	—	—	—	1,915	—
Tax effect of special bonus	(785)	—	—	—	—	(785)	—
Charitable contribution	1,600	—	—	—	—	1,600	—
Tax effect of charitable contribution	(656)	—	—	—	—	(656)	—
Acquisition and integration related expenses	—	384	1,174	18,565	7,542	20,123	14,352
Tax effect of acquisition and integration related expenses	—	(157)	(470)	(7,426)	(3,017)	(8,053)	(5,741)
Lease cancellation fee	—	—	—	—	950	—	950
Tax effect of lease cancellation fee	—	—	—	—	(380)	—	(380)
Net gain on sale-leaseback transaction	—	—	—	—	—	—	(5,509)
Tax effect of net gain on sale- leaseback transaction	—	—	—	—	—	—	2,204
Total adjustments to net income	31,790	(4,505)	704	11,139	5,095	39,128	5,876
Net income applicable to common shares, adjusted (1)	$34,131	$33,390	$35,318	$33,760	$25,596	$136,599	$97,182
Weighted-average common shares outstanding:
Weighted-average common shares outstanding (basic)	101,766	101,752	101,743	100,411	80,415	101,423	79,797
Dilutive effect of common stock equivalents	21	20	20	21	15	20	13
Weighted-average diluted common shares outstanding	101,787	101,772	101,763	100,432	80,430	101,443	79,810
Basic EPS	$0.02	$0.37	$0.34	$0.23	$0.25	$0.96	$1.14
Diluted EPS	$0.02	$0.37	$0.34	$0.23	$0.25	$0.96	$1.14
Diluted EPS, adjusted(1)	$0.34	$0.33	$0.35	$0.34	$0.32	$1.35	$1.22
Anti-dilutive shares not included in the computation of diluted EPS	190	190	195	343	445	229	494

Note: Non-GAAP Reconciliations footnotes are located at the end of this section.

Non-GAAP Reconciliations (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended					Years Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2017	2017	2017	2017	2016	2017	2016
Return on Average Common and Tangible Common Equity
Net income applicable to common shares	$2,341	$37,895	$34,614	$22,621	$20,501	$97,471	$91,306
Intangibles amortization	1,806	1,931	2,163	1,965	1,207	7,865	4,682
Tax effect of intangibles amortization	(740)	(792)	(865)	(786)	(483)	(3,183)	(1,873)
Net income applicable to common shares, excluding intangibles amortization	3,407	39,034	35,912	23,800	21,225	102,153	94,115
Total adjustments to net income	31,790	(4,505)	704	11,139	5,095	39,128	5,876
Net income applicable to common shares, excluding intangibles amortization, adjusted (1)	$35,197	$34,529	$36,616	$34,939	$26,320	$141,281	$99,991
Average stockholders' equity	$1,880,265	$1,855,647	$1,830,536	$1,763,538	$1,269,993	$1,832,880	$1,236,606
Less: average intangible assets	(749,700)	(751,366)	(753,521)	(750,589)	(367,328)	(751,292)	(363,112)
Average tangible common equity	$1,130,565	$1,104,281	$1,077,015	$1,012,949	$902,665	$1,081,588	$873,494
Return on average common equity (3)	0.49%	8.10%	7.58%	5.20%	6.42%	5.32%	7.38%
Return on average tangible common equity (3)	1.20%	14.02%	13.37%	9.53%	9.35%	9.44%	10.77%
Return on average tangible common equity, adjusted (1)(3)	12.35%	12.41%	13.64%	13.99%	11.60%	13.06%	11.45%
Return on Average Assets
Net Income	$2,347	$38,235	$34,950	$22,855	$20,718	$98,387	$92,349
Total adjustments to net income	31,790	(4,505)	704	11,139	5,095	39,128	5,876
Net income, adjusted (1)	$34,137	$33,730	$35,654	$33,994	$25,813	$137,515	$98,225
Average assets	$14,118,625	$14,155,766	$13,960,843	$13,673,125	$11,380,108	$13,978,693	$10,934,240
Return on average assets (3)	0.07%	1.07%	1.00%	0.68%	0.72%	0.70%	0.84%
Return on average assets, adjusted (1)(3)	0.96%	0.95%	1.02%	1.01%	0.90%	0.98%	0.90%
Efficiency Ratio Calculation
Noninterest expense	$102,326	$97,190	$99,751	$116,642	$92,669	$415,909	$339,500
Less:
Net OREO expense	(695)	(657)	(1,631)	(1,700)	(925)	(4,683)	(3,024)
Special bonus	(1,915)	—	—	—	—	(1,915)	—
Charitable contribution	(1,600)	—	—	—	—	(1,600)	—
Acquisition and integration related expenses	—	(384)	(1,174)	(18,565)	(7,542)	(20,123)	(14,352)
Lease cancellation fee	—	—	—	—	(950)	—	(950)
Total	$98,116	$96,149	$96,946	$96,377	$83,252	$387,588	$321,174
Tax-equivalent net interest income (2)	$121,154	$121,935	$119,625	$117,251	$90,088	$479,965	$358,334
Fee-based revenues	37,786	38,305	41,228	37,847	37,107	155,166	145,101
Add:
Other income, excluding BOLI income	625	422	2,022	844	1,310	3,913	3,635
BOLI Income	1,851	1,424	1,411	1,260	971	5,946	3,647
Tax-equivalent adjustment of BOLI	1,234	949	941	840	647	3,964	2,431
Total	$162,650	$163,035	$165,227	$158,042	$130,123	$648,954	$513,148
Efficiency ratio	60.32%	58.97%	58.67%	60.98%	63.98%	59.73%	62.59%

Note: Non-GAAP Reconciliations footnotes are located at the end of this section.

Non-GAAP Reconciliations (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended					Years Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2017	2017	2017	2017	2016	2017	2016
Risk-Based Capital Data
Common stock	$1,123	$1,123	$1,123	$1,123	$913	$1,123	$913
Additional paid-in capital	1,031,870	1,029,002	1,025,607	1,022,417	498,937	1,031,870	498,937
Retained earnings	1,074,990	1,082,921	1,056,072	1,030,403	1,016,674	1,074,990	1,016,674
Treasury stock, at cost	(210,073)	(209,880)	(209,392)	(208,946)	(218,534)	(210,073)	(218,534)
Goodwill and other intangible assets, net of deferred tax liabilities	(743,327)	(738,645)	(740,236)	(742,012)	(356,477)	(743,327)	(356,477)
Disallowed deferred tax assets	(644)	(275)	(472)	(1,150)	(198)	(644)	(198)
CET1 capital	1,153,939	1,164,246	1,132,702	1,101,835	941,315	1,153,939	941,315
Trust preferred securities	50,690	50,690	50,690	50,690	50,690	50,690	50,690
Other disallowed deferred tax assets	(161)	(69)	(118)	(287)	(132)	(161)	(132)
Tier 1 capital	1,204,468	1,214,867	1,183,274	1,152,238	991,873	1,204,468	991,873
Tier 2 capital	243,656	242,652	240,121	235,825	233,656	243,656	233,656
Total capital	$1,448,124	$1,457,519	$1,423,395	$1,388,063	$1,225,529	$1,448,124	$1,225,529
Risk-weighted assets	$11,920,372	$12,362,833	$12,180,416	$12,095,592	$10,019,434	$11,920,372	$10,019,434
Adjusted average assets	$13,404,998	$13,439,744	$13,245,499	$12,965,450	$11,036,835	$13,404,998	$11,036,835
Total capital to risk-weighted assets	12.15%	11.79%	11.69%	11.48%	12.23%	12.15%	12.23%
Tier 1 capital to risk-weighted assets	10.10%	9.83%	9.71%	9.53%	9.90%	10.10%	9.90%
CET1 to risk-weighted assets	9.68%	9.42%	9.30%	9.11%	9.39%	9.68%	9.39%
Tier 1 capital to average assets	8.99%	9.04%	8.93%	8.89%	8.99%	8.99%	8.99%
Tangible Common Equity
Stockholders' equity	$1,864,874	$1,865,130	$1,836,843	$1,804,733	$1,257,080	$1,864,874	$1,257,080
Less: goodwill and other intangible assets	(754,757)	(750,436)	(752,413)	(754,621)	(366,876)	(754,757)	(366,876)
Tangible common equity	1,110,117	1,114,694	1,084,430	1,050,112	890,204	1,110,117	890,204
Less: AOCI	33,036	38,036	36,567	40,264	40,910	33,036	40,910
Tangible common equity, excluding AOCI	$1,143,153	$1,152,730	$1,120,997	$1,090,376	$931,114	$1,143,153	$931,114
Total assets	$14,077,052	$14,267,142	$13,969,140	$13,773,471	$11,422,555	$14,077,052	$11,422,555
Less: goodwill and other intangible assets	(754,757)	(750,436)	(752,413)	(754,621)	(366,876)	(754,757)	(366,876)
Tangible assets	$13,322,295	$13,516,706	$13,216,727	$13,018,850	$11,055,679	$13,322,295	$11,055,679
Tangible common equity to tangible assets	8.33%	8.25%	8.20%	8.07%	8.05%	8.33%	8.05%
Tangible common equity, excluding AOCI, to tangible assets	8.58%	8.53%	8.48%	8.38%	8.42%	8.58%	8.42%
Tangible common equity to risk- weighted assets	9.31%	9.02%	8.90%	8.68%	8.88%	9.31%	8.88%

Footnotes to Non-GAAP Reconciliations

(1)
Adjustments to net income for the fourth and third quarters of 2017 include revaluation of DTAs related to federal income tax reform and changes in Illinois income tax rates, a special colleague bonus, a charitable contribution, and certain actions related to the securities portfolio. In addition, net income for certain periods was adjusted for acquisition and integration related expenses associated with completed and pending acquisitions, a lease cancellation fee recognized as a result of the Company's planned 2018 corporate headquarters relocation, and a net gain on a sale-leaseback transaction. For additional discussion of adjustments, see the "Non-GAAP Financial Information" section.

(2)	Presented on a tax-equivalent basis, assuming a federal tax rate of 35%.

(3)	Annualized based on the actual number of days for each period presented.